UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APPROACH RESOURCES INC.

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Important Information

The following includes a transcript of the conference call held by Approach Resources Inc. (the “Company”) to announce its earnings for the third quarter of 2016. The foregoing is filed herewith pursuant to Rule 14a-12.

Additional Information and Where to Find It

In connection with the proposed transactions, the Company intends to file a definitive proxy statement with the Securities and Exchange Commission (“SEC”). The definitive proxy statement and other relevant documents will be sent or given to the stockholders of the Company and will contain important information about the proposed transactions and related matters. The Company’s stockholders and other interested persons are advised to read, when available, the definitive proxy statement in connection with the Company’s solicitation of proxies for the meeting of stockholders to be held to approve to certain aspects of the proposed transactions because these materials will contain important information about the proposed transactions. The definitive proxy statement will be mailed to the Company stockholders as of a record date to be established for voting on the proposed transactions. Stockholders will also be able to obtain copies of the definitive proxy statement once it is available, without charge, at the SEC’s website at www.sec.gov or by directing a request to: Approach Resources Inc., One Ridgmar Centre, 6500 West Freeway, Suite 800, Fort Worth, Texas 76116, Attention: Investor Relations, (817) 989-9000.

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The Company and its directors and officers may be deemed participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed transactions. The Company stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in the Company’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 20, 2016. Information regarding the persons who may, under the SEC rules, be deemed participants in the solicitation of proxies to the Company stockholders in connection with the proposed transactions will be set forth in the definitive proxy statement for the proposed transactions when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transactions will be included in the definitive proxy statement that the Company intends to file with the SEC.

Forward Looking Statements

The attached transcript contains forward-looking statements, including those related to the proposed transactions and their expected benefits. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, but not limited to, satisfaction of conditions to closing of the transactions, including the ability to secure the required stockholder approvals and other risks described in the Company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and the Company undertakes no obligation to update any forward-looking statements.

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THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES PURSUANT TO THE PROPOSED TRANSACTIONS OR OTHERWISE, NOR SHALL THERE BE ANY SALE OF SECURITIES IN ANY JURISDICTION IN WHICH THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

3Q16 Conference Call Transcript

3Q16 CONFERENCE CALL

Operator: Good morning. I would like to welcome everyone to the Approach Resources third quarter 2016 earnings conference call.

Today’s call is being recorded. At this time, all participants are in a listen only mode. I would now like to turn the call over to Suzanne Ogle, Vice President of Investor Relations and Corporate Communications.

Suzanne Ogle: Good morning, everyone, and thank you for joining us on the Approach Resources third quarter 2016 earnings call.

Today with us are Ross Craft, Chairman, President and Chief Executive Officer; Sergei Krylov, Executive Vice President and Chief Financial Officer; Qingming Yang, our Chief Operating Officer; and Curtis Henderson, our Chief Administrative Officer. If you’d like to follow along with our investor presentation, you can find it on our website in the Investor Relations page.

As a reminder, today’s conference call and management answers to questions include forward-looking statements that are subject to risks that could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning these risks is set forth on slide two in the Company’s earnings release. Reconciliations of non-GAAP measures management refers to and the applicable GAAP measures can be found in the Company’s earnings release on the non-GAAP financial information page of our website and at the end of the Company’s earnings presentation. We will be filing documents relating to the exchange transactions and we encourage you to read them when they become available since they will have important information about the proposed transactions.

It is now my pleasure to turn the call over to our Chairman, President and CEO of Approach Resources, Ross Craft.

Ross Craft: Good morning, everyone, and thank you for joining us today. We plan to keep our prepared remarks brief, as I’m sure there will be questions regarding yesterday’s announcements.

3Q16 Conference Call Transcript

Today I’ll begin with a summary of our quarter highlights and turn the call over to Qingming to provide operational updates. Sergei will follow, covering financial results for the quarter. We will touch on topics that are important to our shareholders, the flexibility of ramp up in response to oil and gas price movement, targeted production levels, cost reduction trends and their sustainability, and finally, our strategy for optimizing our portfolio. After the quarter review, I’ll discuss the strategic recapitalization announcement.

Last quarter, I told you our game plan for the remainder of the year is to stay focused on the things we can control; to be prudent with capital, to work on reducing our leverage and focus on returns. This strategy is the foundation that ensures Approach is a strong long-term player that not only survives the turbulence of the extended weak commodity price environment, but also is a dynamic and growing company. To that end, we’re on target.

Third quarter 2016 was another validation of Approach’s success in improving financial performance through aggressive cost reduction initiatives and reducing production decline. Production for the quarter once again exceeded guidance. We achieved record low LOE, generated meaningful free cash flow in the quarter, and we successfully renegotiated our long-term crude oil marketing agreement, which will result in lower oil differentials starting in the fourth quarter.

We remain on track with our capital plan for the year. Our business is running well and we continue to beat our production and operating cost targets. Approach is an industry-leading operator. We have a low-cost proved reserve base with significant running room and in-place infrastructure that will sustain our low cost structure for the life of our wells. However, we believe, primarily because of leverage concerns, Approach Resources shares have traded at a valuation discount when compared to other industry peers and does not reflect the optionality and value potential that Approach could realize with reduced leverage. To address the valuation gap and be a catalyst for growth and sustainable enhancement of shareholder value, we have entered into an exchange agreement, which we believe will help Approach unlock equity value that will better reflect the quality of our low-cost asset portfolio and operational performance. I will discuss this in further detail after the operations update.

Now I will turn the call over to Qingming Yang.

Qingming Yang: Thank you, Ross. We had another solid quarter of operational results. Through innovation, efficiency, and a lot of hard work, we continued to add value by delivering strong well performance with a record low LOE.

3Q16 Conference Call Transcript

Slide four of our presentation summarizes key operational highlights for the quarter. We took advantage of the continued low commodity prices to increase focus and improving completion designs, shallowing PDP well declines, and reducing our already low field and completion costs to below $3.5 million per well; and lease operating expenses to a record low of $3.49 per Boe.

Wells completed during the quarter averaged below $3.5 million and beat our current AFE cost of $3.7 million per well, a company low, and were 24% better than the next lowest-cost public operator in southern Midland Basin.

In addition, we are proud to report a quarterly lease operating expense of $3.49 per Boe. This is a historic low for our company since we began the Wolfcamp Shale horizontal program. Approach has a record of accomplishments in reducing costs through innovation, planning ahead, and executing our strategy. We believe this is a distinct competitive advantage.

In mid-September, we placed three new horizontal Wolfcamp wells on production; two C- bench wells in the Baker area and one A bench well in Pangea West, utilizing our enhanced completion design. The average IP rate for these wells, which contributed limited production to our third quarter 2016, was 813 Boe per day with 58% oil and 81% liquids, including one short lateral well normalized to 7,500 feet. Clearly, these wells with the new completion design since the third quarter of 2015 continue to outperform and track above our type curve.

In addition to strong well performance from our newly completed wells, we continue to observe shallower than expected PDP decline rates from our existing wells. As a result, quarterly production exceeded guidance and totaled 12.1 thousand Boe per day. This is a decline of less than 3% from second quarter 2016. At September 30, 2016, we had four horizontal wells waiting on completion and do not plan to bring any new wells on-line in the fourth quarter, given the significant volatility and market uncertainty. We expect fourth quarter production to average around 11.6 thousand Boe per day.

Slide 13 illustrates the benefit of focusing on the details and cumulative effects of doing all the little things well, including compressor rental and repair, water hauling, workover and maintenance, and pumpers and supervision. As a result, our LOE is down 53% since first quarter of 2014.

3Q16 Conference Call Transcript

Finally, we have a well-balanced production mix of oil, NGL and gas. Since the beginning of 2016, we have seen our realized oil price go up by 78%, NGL by 123% and gas by 46%, as illustrated in slide 14. Stronger commodity prices, coupled with a systematic reduction in LOE, helped drive significant improvement in our cash margins. During the last three quarters, our unhedged cash margin was up from $4.38 per Boe during the first quarter of 2016 to $11.97 per Boe during the third quarter, or 173% up.

Many of us on this conference call have experienced a number of commodity price downturns. As we all have learned, when commodity prices go down, it usually takes months for the service sector to reduce their costs. However, when commodity prices recover, the majority of the cost savings achieved during the downturn will evaporate almost instantly due to shortages of equipment and people. Our cost of savings associated with our water system, SCADA system, compression optimization and efficiency gains will stay. This is a unique attribute of Approach’s assets.

Now I will turn the call to Sergei, who will review our financial results for the quarter.

Sergei Krylov: Thanks, Qingming. On slide five, we have recapped our financial highlights for the third quarter 2016. As Ross and Qingming mentioned, the highlights for this quarter were improved margins through additional LOE reductions, preservation of cash flow, and increased hedge book, along with a stable financial position will further be de-risked through strategic recapitalization.

As projected, we’re living within cash flow. Revenues for the quarter, pre-hedged, were at $23.7 million with operating cash flow of $11.3 million, and capex still at $5.5 million and included $6.4 million for completion activities and $200,000 for infrastructure projects and equipment. Quarter-over-quarter LOE was reduced 23% to $3.49 per Boe. Our third quarter operating expenses were $32.2 million. Cash operating expenses of $9.29 per Boe was down 11% compared to the prior year quarter. Production and ad valorem taxes averaged $1.80 per Boe and represented 8.5% of oil, NGL and gas sales.

Exploration costs were $0.94 per Boe. Total general and administrative expenses averaged $5.21 per Boe, including a cash G&A component of $4 per Boe. DD&A averaged $17.38 per Boe and interest expense totaled $7.1 million. Net loss

3Q16 Conference Call Transcript

was $9.1 million or $0.22 per diluted share. Third quarter EBITDAX totaled $14.1 million. Adjusted net loss totaled $9.6 million or $0.23 per diluted share. Our average realized price, including the effect of hedges, was $21.96 per Boe, $44.16 per barrel of oil, $13.32 per barrel of NGL’s and $2.41 per Mcf of natural gas.

We further improved our hedge position, as shown on slide 22 in the appendix, with the addition of 2017 natural gas hedges, and we now have hedged over 80% of our estimated natural gas production for next year. In October, we successfully renegotiated our long-term crude oil marketing arrangement, which we expect will result in reduced realized oil differential going forward. It also provides flexibility to price our oil either at Midland or Cushing benchmark based prices.

Assuming Midland based pricing, the new marketing arrangement will reduce our overall crude oil price differential to approximately $2.25 per barrel relative to spot Midland price. On slide 21, in the appendix, we summarized our financial position. As of September 30, 2016, we had $1 billion senior secured revolving credit facility with a $325 million borrowing base in the commitment amount. At September 30, 2016, our liquidity and long-term debt-to-capital ratio were $52.4 million and 46.6%, respectively.

The Company is in the process of completing our semiannual credit facility borrowing base redetermination. Our lead bank under our credit facility has recommended to the other lenders that our borrowing base should be maintained at the current level of $325 million. However, there can be no assurances that the borrowing base will not be higher or lower than our current level.

And with that, I will turn it over to Ross.

Ross Craft: Thanks, Sergei. I will move to the strategic alliance and recapitalization discussion.

In a focused effort to evaluate stockholders’ value-enhancing options and to reduce the risk faced by the Company in the low commodity price environment, we have evaluated many options over many months. Yesterday we announced that Approach has entered into a large-scale debt for equity exchange agreement with a proven industry operator and investor.

3Q16 Conference Call Transcript

The transactions are transformative for Approach, and if approved by our stockholders and fully completed, will reduce the Company’s long-term debt by up to $230.3 million and save the Company up to $16.1 million in annual cash interest payments and up to $70 million in cash interest payments over the life of the senior notes. We believe that this transaction is critical to unlocking shareholder value in the Company as it right-sizes the balance sheet for the current commodity price environment, improves growth potential and enhances strategic flexibility for financing and M&A activities. In addition, the transaction, if completed, will reduce our leverage to bring us closer in line with the new 2016 OCC revised leverage guidance for E&P companies.

On slide seven, you will find the key transaction terms. Under the terms of the initial exchange agreement between the Company and the Wilks Brothers, LLC and SDW Investments, LLC, the largest holder of the Company’s 7% senior notes, due 2021, and representing 57% of the total outstanding, we will exchange $130.552 million, the principal amount of senior notes, for 39,165,600 new shares of common stock, representing an exchange ratio of 300 shares of common stock per $1,000 principal amount of senior notes.

The initial exchange value implies a valuation of $3.33 per share and represents a 23% premium to the November 2, 2016 closing price of the stock. Under the initial exchange agreement, Wilks and SDW Investments, as holder of the majority and principal amount of senior notes, have consented to amendments to eliminate most of the restricted covenants and certain events of default in the indenture governing the senior notes, which amendments will become effective upon the closing of the initial exchange.

Following the completion of the initial exchange, the Company will launch a follow-on exchange offer to all remaining noteholders, representing $99,768,000 principal amount of outstanding senior notes for common stock at the initial exchange ratio, or a lesser ratio as determined by the Company, which in any event may not be less than the ratio per $1,000 principal amount of senior notes equal to $953.62 divided by the 30-day VWAP at the time of launch on a follow-on exchange offering.

The initial exchange is subject to certain customary closing conditions, including approval by stockholders. The initial exchange is not conditioned on any minimum participation in the follow-on exchange. The follow-on exchange is subject to approval by the Company’s stockholders of an amendment to the certificate of incorporation to increase our authorized capital stock.

3Q16 Conference Call Transcript

The Wilks Brothers, LLC is an investment of the Wilks Family Office, based in Cisco, Texas. The Company has made and holds significant public and private market investments across multi-sectors, including real estate, energy, lifecycle and E&P. In 2002, the family founded FracTech, a hydraulic fracturing and oil field service firm, and grew the firm into the largest independent pressure pumping provider in North America before selling its stake in 2011.

We are excited to align ourselves with the strategic investment that has the depth of knowledge and experience in the oil field service industry of the Wilks Family Office. We look forward to working with the Wilks on developing ways to enhance our access to competitive offerings of completion, drilling and other services in anticipation of tightness in the oil field services during an improved commodity price environment.

Our industry’s history is one of boom and bust. Companies have faltered trying to outsmart and outpace the market. Approach has been a recognized Permian producer since 2004. We’ve had our share of exciting times, however, our stamina has come from taking the long view and understanding that pace, balance and discipline are the keys to managing our business.

Our playbook is relatively simple; make judicious business decisions, consistently drive down costs through synergies of scale, concentration of acreage and operating efficiencies and the benefit from doing all of these things well. The strategy is durable because it is independent of commodity prices. When I think about the strategy, it’s about thinking in a focused way about what’s most important and how to get there; tuning out the noise, building a path and consistently making core directional choices that will stimulate growth in shareholder value.

While growing our production is key to our long-term business strategy, the pace of acceleration is contingent on generating returns. To that end, we continue to innovate and deliver higher productivity wells, maintain our position as one of the low-cost producers in the Permian and exploit the benefits of our balanced and unique production mix. We will balance risk and pursue sustainable growth that builds a strong foundation and creates a platform for the evolution of our company.

With that, I’ll turn the call over for questions. Thank you.

3Q16 Conference Call Transcript

Operator: (Operator Instructions) Bertrand Donnes from Johnson Rice.

Bertrand Donnes: First question. On the tender offer, have you had contact with the other holders, the non-Wilks holders, yet?

Ross Craft: No.

Bertrand Donnes: And then on the second part of that, the — I might have missed it, it might have been in there somewhere. But is the timing, if the second group of holders come in, is the timing both in first quarter, or is it a separate closing? And then kind of on that tangent is that leaning more towards the beginning of first quarter or more towards the end?

Sergei Krylov: It’ll be in the first quarter, both of those deals.

Bertrand Donnes: And a simultaneous closing, or it just depends on when they tender?

Sergei Krylov: No, the way it will work is that the book exchange will close first and subsequent to that we will launch a tender for the remaining bonds.

Operator: Neal Dingmann from SunTrust.

Garth Grillo: Hi, this is Garth Grillo stepping in for Neal Dingmann here. Just had a quick question on what happens after both those transactions if they go through successfully? Do you guys use those cost savings to kind of ramp up activity and accelerate? Or how should we think about that?

Ross Craft: Yes, the plan right now is to take the- obviously the interest savings is the big component of this exchange. Obviously the key would be, assuming commodity prices are supporting increasing our drilling activity, would be to roll it back into the capex of the Company so we start this machine back up.

3Q16 Conference Call Transcript

Garth Grillo: And then just the one follow-on question. So in the Baker area, will you continue to target those C bench wells? Or again, how should we think about that?

Qingming Yang: The Baker area is a very good area. We have drilled wells in both A bench and C bench so, going forward, we will continue to drill wells in both C bench and A bench in Baker area.

Operator: Bertrand Donnes from Johnson Rice.

Bertrand Donnes: Sorry, I didn’t want to take up the good ones. I did have a follow-up question on the three rates you gave out. Was there any difference between the A and the C maybe on the oil cut? Are any of them higher or lower, or was it just all kind of through the fairway?

Qingming Yang: The A bench in the Pangea West area normally has higher oil cuts, and in that area the wells produce more oil and weight less gas. And in the Baker area, normally say higher gas cut, but we also had much higher Boe in terms of recovery.

Bertrand Donnes: And was that true on the rates you gave out this quarter?

Qingming Yang: That is correct.

Bertrand Donnes: And then one more, if I could. On the new oil contract, can you talk about any details on that? Are there any limits or exceptions, or is that going to cover your entire production going forward?

Sergei Krylov: There is no formal allocations in terms of volume, so it’s whatever volumes we produce we’ll be able to send down that contract.

Operator: Madaline Iacob from Debt Wire.

3Q16 Conference Call Transcript

Madaline Iacob: I was wondering, what’s going to happen if the bond holders, the remaining bond holders, do not agree to exchange into equity? What is the plan?

Sergei Krylov: They’d all just — the old ones would stay in place. And that’s okay. I mean, we’re fine with that outcome.

Madaline Iacob: And do you have a threshold? Like, is there anything in the documents that 85% would need to exchange for the tender to be valid, or even –

Sergei Krylov: No.

Madaline Iacob: No?

Ross Craft: No. There are no thresholds in any of these transactions.

Madaline Iacob: So whoever exchanges is going to own equity, and whoever wants to remain as a stub is going to remain on the balance sheet?

Ross Craft: That’s right.

Madaline Iacob: Is there anything that you could offer them, like an exchange into a second lien or anything like that, or no, you won’t necessarily change the terms for them?

Sergei Krylov: No. No, we’re not offering them second lien or any other incentives.

Madaline Iacob: And I was a little curious; when you said that the lead bank recommended that the revolver should be kept at the same level, the borrowing base. Was that right like recently during current discussions?

Ross Craft: Yes. We’re in the process of going through the borrowing base redetermination as we speak and would expect to make a final announcement in the next couple weeks as we finalize that deal.

3Q16 Conference Call Transcript

Madaline Iacob: Okay. And you expect the other transactions, the first one and then the follow-up exchange you said to close in the first quarter of next year?

Sergei Krylov: That’s correct.

Operator: Thank you. And at this time, I’m showing no further questions. I would like to turn the call back over to Mr. Ross Craft for closing remarks.

Ross Craft: All right, guys. We appreciate your time on the call. We’re very excited about adding the Wilks as a partnership. We think it’s going to be a very attractive business venture for our shareholders. It’s a comprehensive de-leveraging program like we’ve described. It’s far better than any other type of de-leveraging you can look at. Asset sales, obviously, are not what we like to do. We think this is going to be received well. Obviously, it’s in the hands of the shareholders at this point. And we look forward to talking to all the shareholders and describing the pros behind this.

With that, I’ll end the call. And thank you.